Exhibit 99.3

SUPPORT.COM, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021 AND 2020

SUPPORT.COM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(Unaudited)

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,295	$13,526
Short-term investments	6,201	16,441
Accounts receivable, net	5,470	6,975
Prepaid expenses and other current assets	601	670

Total current assets	44,567	37,612
Property and equipment, net	1,043	1,115
Right-of-use assets, net	12	61
Other assets	383	478

Total assets	$46,005	$39,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$242	$366
Accrued compensation	2,192	1,735
Other accrued liabilities	1,216	879
Short-term lease liability	12	58
Short-term deferred revenue	1,189	881

Total current liabilities	4,851	3,919
Other long-term liabilities	907	911

Total liabilities	5,758	4,830

Stockholders’ equity:
Common stock; par value $0.0001, 50,000 shares authorized; 24,572 issued and 24,220 outstanding at June 30, 2021 and 19,973 issued and 19,490 outstanding at December 31, 2020	3	2
Additional paid-in capital	259,620	250,954
Treasury stock, at cost (483 shares at March 31, 2021 and December 31, 2020)	(5,297)	(5,297)
Accumulated other comprehensive loss	(2,482)	(2,419)
Accumulated deficit	(211,597)	(208,804)

Total stockholders’ equity	40,247	34,436

Total liabilities and stockholders’ equity	$46,005	$39,266

See accompanying notes.

SUPPORT.COM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Services	$7,979	$10,606	$17,117	$22,117
Software and other	533	428	1,026	866

Total revenue	8,512	11,034	18,143	22,983
Cost of revenues:
Cost of services	5,401	7,136	11,406	14,821
Cost of software and other	91	36	181	65

Total cost of revenue	5,492	7,172	11,587	14,886

Gross profit	3,020	3,862	6,556	8,097

Operating expenses:
Engineering and IT	555	968	1,479	2,008
Sales and marketing	334	517	759	1,330
General and administrative	2,980	1,904	7,186	3,957

Total operating expenses	3,869	3,389	9,424	7,295
Income (loss) from operations	(849)	473	(2,868)	802
Interest income and other, net	75	173	117	257

Income (loss) before income taxes	(774)	646	(2,751)	1,059
Income tax provision	25	29	42	78

Net income (loss)	$(799)	$617	$(2,793)	$981

Net income (loss) per share—basic and diluted	$(0.03)	$0.03	$(0.13)	$0.05

Weighted average common shares outstanding—basic	24,150	19,054	22,189	19,060
Weighted average common shares outstanding—diluted	24,150	19,352	22,189	19,336

See accompanying notes.

SUPPORT.COM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(799)	$617	$(2,793)	$981
Other comprehensive income (loss):
Change in foreign currency translation adjustment	(59)	(11)	(60)	(222)
Change in net unrealized gain (loss) on investments	1	38	(3)	37

Other comprehensive income (loss)	(58)	27	(63)	(185)

Comprehensive income (loss)	$(857)	$644	$(2,856)	$796

See accompanying notes.

SUPPORT.COM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

(unaudited)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Shares
Balances at March 31, 2020	19,054	$2	$250,206	$(5,297)	$(2,592)	$(208,886)	$33,433

Net income	—	—	—	—	—	617	617
Other comprehensive income	—	—	—	—	27	—	27
Issuance of common stock upon exercise of stock options for cash	1	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	24	—	17	—	—	—	17
Stock-based compensation expense	—	—	118	—	—	—	118

Balances at June 30, 2020	19,079	$2	$250,341	$(5,297)	$(2,565)	$(208,269)	$34,212

Balances at March 31, 2021	24,089	$3	$259,401	$(5,297)	$(2,424)	$(210,798)	$40,885

Net loss	—	—	—	—	—	(799)	(799)
Other comprehensive loss	—	—	—	—	(58)	—	(58)
Issuance of common stock upon exercise of stock options & RSU releases & employee share purchases	131	—	66	—	—	—	66
Stock-based compensation expense	—	—	153		0	0	153

Balances at June 30, 2021	24,220	$3	$259,620	$(5,297)	$(2,482)	$(211,597)	$40,247

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Shares
Balances at December 31, 2019	19,054	$2	$250,092	$(5,297)	$(2,380)	$(209,250)	$33,167

Net income	—	—	—	—	—	981	981
Other comprehensive loss	—	—	—	—	(185)	—	(185)
Issuance of common stock upon exercise of stock options for cash	1	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	24	—	17	—	—	—	17
Stock-based compensation expense	—	—	232	—	—	—	232

Balances at June 30, 2020	19,079	$2	$250,341	$(5,297)	$(2,565)	$(208,269)	$34,212

Balances at December 31, 2020	19,490	$2	$250,954	$(5,297)	$(2,419)	$(208,804)	$34,436

Net loss	—	—	—	—	—	(2,793)	(2,793)
Other comprehensive loss	—	—	—	—	(63)	—	(63)
Issuance of common stock upon exercise of stock options & RSU releases & employee share purchases	820	—	1,063	—	—	—	1,063
Issuance of common stock per Greenidge Merger Agreement	3,910	1	7,233	—	—	—	7,234
Stock-based compensation expense	—	—	370	—	—	—	370

Balances at June 30, 2021	24,220	$3	$259,620	$(5,297)	$(2,482)	$(211,597)	$40,247

See accompanying notes.

SUPPORT.COM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2021	2020
Operating Activities:
Net income (loss)	$(2,793)	$981
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	187	145
Amortization of premiums and discounts on investments	(45)	34
Stock-based compensation	370	232
Changes in assets and liabilities:
Accounts receivable, net	1,505	2,149
Prepaid expenses and other current assets	61	129
Other long-term assets	139	(163)
Accounts payable	(128)	41
Accrued compensation	428	961
Other accrued liabilities	275	(188)
Other long-term liabilities	(16)	(82)
Deferred revenue	309	(167)

Net cash provided by operating activities	292	4,072

Investing Activities:
Purchases of property and equipment	(115)	(830)
Purchases of investments	(400)	—
Maturities of investments	10,687	7,869

Net cash provided by investing activities	10,172	7,039

Financing Activities:
Proceeds from employee stock purchase plan	15	17
Proceeds from exercise of stock options	1,048	—
Proceeds from Greenidge transaction stock issuance	7,234	—

Net cash provided by financing activities	8,297	17
Effect of exchange rate changes on cash and cash equivalents	8	18

Net increase in cash and cash equivalents	18,769	11,146
Cash and cash equivalents at beginning of period	13,526	10,087

Cash and cash equivalents at end of period	$32,295	$21,233

Supplemental disclosure of cash flow information:
Income taxes paid	$41	$2

See accompanying notes.

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements include the accounts of Support.com, Inc. (the “Company,” “Support.com,” “We” or “Our”) and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated. The condensed consolidated balance sheet as of June 30, 2021, the statement of stockholders’ equity for the three and six months ended June 30, 2021 and 2020, the condensed consolidated statements of operations and comprehensive income (loss) for the three and six months ended June 30, 2021 and 2020, and the consolidated statements of cash flows for the six months ended June 30, 2021 and 2020 are unaudited. In the opinion of management, these unaudited interim condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the results for, and as of, the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The condensed consolidated balance sheet information as of December 31, 2020 is derived from audited financial statements as of that date. These financial statements have been prepared based upon Securities and Exchange Commission (“SEC”) rules that permit reduced disclosure for interim periods. For a more complete discussion of significant accounting policies and certain other information, these unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 30, 2021, as amended by the Amendment No. 1 on Form 10-K/A filed on April 30, 2021, the Amendment No. 2 on Form 10-K/A filed on July 16, 2021 and the Amendment No. 3 on Form 10-K/A filed on August 5, 2021.

Merger Agreement

As previously disclosed, on March 19, 2021, the Company, Greenidge Generation Holdings, Inc. (“Greenidge”) and GGH Merger Sub, Inc., a wholly-owned subsidiary of Greenidge (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Greenidge (such transaction, the “Merger”).

The Merger is subject to certain closing conditions, including the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the Merger at a special meeting (the “Stockholder Approval”). A special meeting of stockholders of the Company has been scheduled for September 10, 2021 for the purpose of obtaining the Stockholder Approval. Only holders of record of the Company’s common stock as of the close of business on July 26, 2021 are entitled to vote at the special meeting. The Company expects the Merger to be completed during the third quarter of 2021.

Under the Merger Agreement, the aggregate consideration payable to holders of shares of common stock of the Company and holders of restricted stock units (“Support Awards”) and options to purchase shares of the Company’s common stock (“Support Options”) consists of 2,998,261 shares of class A common stock, par value $0.0001 per share, of Greenidge (“Greenidge Class A Common Stock”) (the “Merger Consideration”). If the Merger is completed, at the effective time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, except for shares held in treasury by the Company, each outstanding share of the Company’s common stock and each outstanding Support Award and Support Option will be cancelled and converted into the right to receive a number of shares of Greenidge Class A Common Stock based upon an exchange ratio as calculated in accordance with the Merger Agreement (the “Exchange Ratio”). Assuming the Merger were to be completed as of the date of filing of this quarterly report, the Merger Consideration would represent approximately 7.7% of the outstanding shares of capital stock of Greenidge, and the current stockholders of Greenidge would own approximately 90.0% of the outstanding shares of capital stock of Greenidge, after giving effect to the shares underlying the Greenidge Issuances (as defined below). “Greenidge Issuances” means the issuance of (i) from and after consummation of the Merger, 562,174 shares of Greenidge Class A Common Stock to 210 Capital LLC (“210 Capital”) as a consulting fee in connection with the transactions contemplated by the Merger Agreement, (ii) from and after consummation of the Merger, options or warrants to purchase 344,800 shares of Greenidge Class A

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of Presentation (Continued)

Common Stock at an exercise price of $6.25 per share of Greenidge Class A Common Stock to B. Riley Securities, Inc., (iii) 160,000 shares of class B common stock, par value $0.0001 per share, of Greenidge (“Greenidge Class B Common Stock”, and together with Greenidge Class A Common Stock, “Greenidge Common Stock”) issued as consideration for bitcoin mining equipment, and (iv) all of the shares of Greenidge Common Stock underlying outstanding vested options reserved under Greenidge’s 2021 Equity Incentive Plan.

If the Merger Agreement is terminated under certain circumstances, the Company would be required to pay a termination fee.

In connection with and as a condition to Greenidge’s willingness to enter into the Merger Agreement, on March 19, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with 210 Capital, pursuant to which 210 Capital subscribed for and purchased, and the Company issued and sold, an aggregate of 3,909,871 shares of the Company’s Common Stock for a purchase price of $1.85 per share, for aggregate gross proceeds to the Company of approximately $7.2 million. Pursuant to and subject to the terms and conditions set forth in the Subscription Agreement, among other things, and only upon any termination of the Merger Agreement, the Company has agreed that, not later than the earlier of (i) thirty (30) days following the date of such termination and (ii) December 31, 2021 (such earlier date, the “Post-Termination Date”), it will increase the size of the Board in order to appoint two individuals designated by 210 Capital (each, a “Designee”) to the Board for a term expiring at the next succeeding annual meeting of the Company’s stockholders. At such annual meeting of the Company’s stockholders, the Company has agreed to nominate each Designee for election as a director with a term expiring at the subsequent annual meeting of the Company’s stockholders, subject to certain terms and conditions provided in the Subscription Agreement. On and after the Post-Termination Date, (1) so long as 210 Capital beneficially owns at least 10% of the Company’s common stock on an as-converted basis, 210 Capital will have the right to designate two Designees as nominees for election to the Board, and (2) so long as 210 Capital beneficially owns between 5% and 10% of the Company’s common stock on an as-converted basis, 210 Capital will have the right to designate one Designee as a nominee for election to the Board.

Impact of Disease Outbreak

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic.” First identified in late 2019 and known now as COVID-19, the outbreak has impacted millions of individuals worldwide. In response, many countries have implemented measures to combat the outbreak which have impacted global business operations. As of the date of issuance of the financial statements, our operations have not been significantly impacted; however, we continue to monitor the situation. No impairments were recorded as of the balance sheet date as no triggering events or changes in circumstances had occurred as of June 30, 2021; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while our results of operations, cash flows and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The accounting estimates that require management’s most significant, difficult, and subjective judgments include accounting for revenue recognition, assumptions used to estimate self-insurance accruals, the valuation and recognition of investments, the valuation and recognition of stock-based compensation and the recognition and measurement of current and deferred income tax assets and liabilities. Actual results could differ materially from these estimates.

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Disaggregation of Revenue

We generate revenue from the sale of services and sale of software fees for end-user software products provided through direct customer downloads and through the sale of these end-user software products via partners. Revenue is disaggregated by type as presented in the condensed consolidated statements of operations and is consistent with how we evaluate our financial performance.

Services Revenue

Services revenue is primarily comprised of fees for customer support and technology support services. Our service programs are designed for enterprise clients, business and professional services clients, as well as the consumer, and include customer service, sales support, and technical support, including computer and mobile device set-up, security and support, virus and malware removal, wireless network set-up, and automation system onboarding and support.

We offer customer support, technical support, and technology services to large corporations, business and professional services organizations and consumers, directly and through our partners (which include communications providers, retailers, technology companies and others) and, to a lesser degree, directly through our website at www.support.com. We transact with customers via reseller programs, referral programs and direct transactions. In reseller programs, the partner generally executes the financial transactions with the customer and pays a fee to us which we recognize as revenue when the service is delivered. In referral programs, we transact with the customer directly and pay a referral fee to the referring party. In direct transactions, we sell directly to the customer at the retail price.

The services described above include four types of offerings:

•

Time-Based Services—In connection with the provisions of certain services programs, fees are calculated based on contracted time-based rates with partners. For these programs, we recognize revenue as services are performed, based on billable time of work delivered by our technology specialists. These services programs also include performance standards, which may result in incentives or penalties, which are recognized as earned or incurred.

•

Tier-Based Services—In connection with the provisions of certain services programs, fees are calculated on partner subscription tiers based on number of subscribers. For these programs, we recognize revenue as services are performed, and are billed based on the tier level of number of subscribers supported by our experts.

•

Subscriptions—Customers purchase subscriptions or “service plans” under which certain services are provided over a fixed subscription period. Revenues for subscriptions are recognized ratably over the respective subscription periods.

•

Incident-Based Services—Customers purchase a discrete, one-time service. Revenue recognition occurs at the time of service delivery. Fees paid for services sold but not yet delivered are recorded as deferred revenue and recognized at the time of service delivery.

The following represents deferred revenue activity for the six months ended June 30, 2021 and 2020 (in thousands):

Balance at December 31, 2020	$881
Deferred revenue	495
Recognition of unearned revenue	(187)

Balance at June 30, 2021	$1,189
Balance at December 31, 2019	$1,193
Deferred revenue	1,452
Recognition of unearned revenue	(1,619)

Balance at June 30, 2020	$1,026

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

Partners and corporate customers are generally invoiced monthly. Fees from customers via referral programs and direct transactions are generally paid with a credit card at the time of sale. Revenue is recognized net of any applicable sales tax.

Services revenue also includes fees from licensing of Support.com cloud-based software. In such arrangements, customers receive a right to use our Support.com Cloud applications in their own support organizations. We license our cloud-based software using a software-as-a-service (“SaaS”) model under which customers cannot take possession of the technology and pay us on a per-user or usage basis during the term of the arrangement. In addition, services revenue includes fees from implementation services of our cloud-based software. Currently, revenues from implementation services are recognized ratably over the customer life, which is estimated as the term of the arrangement once the Support.com Cloud services are made available to customers. We generally charge for these services on a time and material basis. As of June 30, 2021, revenues from implementation services are not material.

Software and Other Revenue

Software and other revenue is comprised primarily of fees for end-user software products provided through direct customer downloads and through the sale of these end-user software products via partners. Our software is sold to customers primarily on an annual subscription with automatic renewal. We provide regular, significant upgrades over the subscription period and therefore recognize revenue for these products ratably over the subscription period. Management has determined that these upgrades are not distinct, as the upgrades are an input into a combined output. In addition, management has determined that the frequency and timing of the software upgrades are unpredictable and therefore we recognize revenue consistent with the sale of the subscription. We generally control fulfillment, pricing, product requirements, and collection risk and therefore we record the gross amount of revenue. We provide a 30-day money back guarantee for the majority of our end-user software products.

We provide a limited amount of free technical support to customers. Since the cost of providing this free technical support is insignificant and free product enhancements are minimal and infrequent, we do not defer the recognition of revenue associated with sales of these products.

Other revenue consists primarily of revenue generated through partners advertising to our customer base in various forms, including toolbar advertising, email marketing, and free trial offers. We recognize other revenue in the period in which control transfers to our partners.

Cash, Cash Equivalents, and Investments

All liquid instruments with an original maturity, at the date of purchase, of 90 days or less are classified as cash equivalents. Cash equivalents and short-term investments consist primarily of money market funds, certificates of deposit, commercial paper, corporate notes and bonds, and U.S. government agency securities. Our interest income on cash, cash equivalents and investments is included in interest income and other, net in the condensed consolidated statements of operations.

Cash equivalents and short-term investments are reported at fair value with unrealized gains/losses included in accumulated other comprehensive loss within stockholders’ equity on the condensed consolidated balance sheets and in the condensed consolidated statements of comprehensive income (loss). We view this investment portfolio as available for use in our current operations, and therefore, we present marketable securities as short-term assets.

We monitor our investments for impairment on a quarterly basis to determine whether a decline in fair value is other-than-temporary by considering factors such as current economic and market conditions, the credit rating of the security’s issuer, the length of time an investment’s fair value has been below our carrying value, our intent to sell the security and our belief that it will not be required to sell the security before the recovery of its amortized cost. If an investment’s decline in fair value is deemed to be other-than-temporary, we reduce its carrying value to the

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash, Cash Equivalents, and Investments (Continued)

estimated fair value, as determined based on quoted market prices or liquidation values. Declines in value judged to be other-than-temporary, if any, are recorded in operations as incurred. At June 30, 2021, we evaluated unrealized losses on marketable securities and determined them to be temporary. We currently do not intend to sell securities with unrealized losses and concluded that we will not be required to sell these securities before the recovery of their amortized cost basis. At June 30, 2021 and December 31, 2020, the fair value of cash, cash equivalents and investments was $38 million and $30 million, respectively.

The following is a summary of cash, cash equivalents and investments at June 30, 2021 and December 31, 2020 (in thousands):

As of June 30, 2021	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash	$8,347	$—	$—	$8,347
Money market funds	23,948	—	—	23,948
Certificates of deposit	507	—	—	507
Commercial paper	775	—	—	775
Corporate notes and bonds	4,419	—	1	4,420
U.S. government treasury	500	—	—	500

Total	$38,496	$—	$1	$38,497

Classified as:
Cash and cash equivalents	32,295	—	—	32,295
Short-term investments	6,200	—	1	6,201

Total	$38,495	$—	$1	$38,496

As of December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash	$10,918	$—	$—	$10,918
Money market funds	1,258	—	—	1,258
Certificates of deposit	492	—	—	492
Commercial paper	3,274	—	(1)	3,273
Corporate notes and bonds	9,423	4	—	9,427
U.S. government treasury	4,599	—	—	4,599

Total	$29,964	$4	$(1)	$29,967

Classified as:
Cash and cash equivalents	13,526	—	—	13,526
Short-term investments	16,438	4	(1)	16,441

Total	$29,964	$4	$(1)	$29,967

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash, Cash Equivalents, and Investments (Continued)

The following table summarizes the estimated fair value of our marketable securities classified by the stated maturity date of the security (in thousands):

	June 30, 2021	December 31, 2020
Due within one year	$5,701	$13,248
Due within two years	500	3,193

	$6,201	$16,441

Fair Value Measurements

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value according to ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•	Level 1—Quoted prices for identical instruments in active markets.

•

Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In accordance with ASC 820, financial assets (cash equivalents and investments) are measured at fair value on a recurring basis. Money market funds, which are cash equivalents, are measured at fair value using level 1 inputs. Certificates of deposit, commercial paper, corporate notes and bonds, and U.S. government agency securities, which are short-term investments, are measured at fair value using level 2 inputs.

For short-term investments, we review trading activity and pricing as of the measurement date. When sufficient quoted pricing for identical securities is not available, we use market pricing and other observable market inputs for similar securities obtained from various third-party data providers. These inputs either represent quoted prices for similar assets in active markets or have been derived from observable market data. Our policy is to recognize the transfer of financial instruments between levels at the end of our quarterly reporting period.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash equivalents, investments and trade accounts receivable. Our investment portfolio consists of investment grade securities. Except for obligations of the United States government and securities issued by agencies of the United States government, we diversify our investments by limiting holdings with any individual issuer. We are exposed to credit risks in the event of default by the issuers to the extent of the amount recorded on the condensed consolidated balance sheets.

For the three months ended June 30, 2021 and 2020, our largest customer accounted for 55% and 42% of our total revenue, respectively. For the three months ended June 30, 2021 and 2020, our second largest customer accounted for

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk (Continued)

26% and 46% of our total revenue, respectively. For the six months ended June 30, 2021 and 2020, our largest customer accounted for 53% and 39% for our total revenue, respectively. For the six months ended June 30, 2021 and 2020, our second largest customer accounted for 29% and 48% of our total revenue, respectively. There were no other customers that accounted for 10% or more of total revenue for the three months ended June 30, 2021 and 2020.

The credit risk in trade accounts receivable is substantially mitigated by reasonably short payment terms and an evaluation of the customers’ financial conditions when we enter into business with them. As of June 30, 2021, our two largest customers accounted for 60% and 27% of total accounts receivable, respectively. As of December 31, 2020, our two largest customers accounted for 50% and 39% of total accounts receivable, respectively. There were no other customers that accounted for 10% or more of our total accounts receivable as of June 30, 2021 and December 31, 2020.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount. We perform evaluations of our customers’ financial condition and generally do not require collateral. We make judgments as to our ability to collect outstanding receivables and provide allowances for a portion of receivables when collection becomes doubtful. Reserves are made based on a specific review of all significant outstanding invoices. For those invoices not specifically provided for, reserves are recorded at differing rates, based on the age of the receivable. In determining these rates, we analyze our historical collection experience and current payment trends. The determination of past-due accounts is based on contractual terms. As of June 30, 2021, and December 31, 2020, allowance for doubtful accounts was $4,000.

Self-Funded Health Insurance

Prior to January 1, 2021, we maintained a self-funded health insurance program with a stop-loss umbrella policy with a third-party insurer to limit the maximum potential liability for medical claims. The program was terminated at December 31, 2020. However, previously incurred-but-not-reported claims and related expenses were incurred during the current quarter. With respect to this program, we considered historical and projected medical utilization data when estimating the health insurance program liability and related expense. As of June 30, 2021, $0.1 million was in reserve for the self-funded health insurance program. As of December 31, 2020, $0.2 million was in reserve for the self-funded health insurance program. The reserve is included in other accrued liabilities on the condensed consolidated balance sheets.

We continue to analyze our reserves for incurred-but-not-reported claims and for reported-but-not-paid claims related to the self-funded insurance program. We believe our reserves are adequate. However, significant judgment is involved in assessing these reserves such as assessing historical paid claims, average lags between the claims’ incurred date, reported dates and paid dates, and the frequency and severity of claims. There may be differences between actual settlement amounts and recorded reserves and any resulting adjustments are included in expense once a probable amount is known.

Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive loss relate primarily to accumulated foreign currency translation losses associated with our foreign subsidiaries and unrealized losses on investments.

Realized gains/losses on investments reclassified from accumulated other comprehensive loss are reported as interest income and other, net in the condensed consolidated statements of operations.

The amounts noted in the condensed consolidated statements of comprehensive income (loss) are shown before taking into account the related income tax impact. The income tax effect allocated to each component of other comprehensive loss for each of the periods presented is not significant.

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

We apply the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards, including grants of restricted stock units (“RSUs”) and options to purchase stock, made to employees and directors based on estimated fair values.

In accordance with ASC 718, Compensation—Stock Compensation, we recognize stock-based compensation by measuring the cost of services to be rendered based on the grant date fair value of the equity award. We recognize stock-based compensation over the period an employee is required to provide service in exchange for the award, generally referred to as the requisite service period. For awards with market-based performance conditions, the cost of the awards is recognized as the requisite service is rendered by employees, regardless of when, if ever, the market-based performance conditions are satisfied.

The Black-Scholes option pricing model is used to estimate the fair value of service-based stock options and shares purchased under our Employee Stock Purchase Plan (“ESPP”). The determination of the fair value of options is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. We use historical data for estimating the expected volatility and expected life of stock options required in the Black-Scholes model. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected terms of the stock options.

The Monte-Carlo simulation model is used to estimate fair value of market-based performance stock options. The Monte-Carlo simulation model calculates multiple potential outcomes for an award and establishes a fair value based on the most likely outcome. Key assumptions for the Monte-Carlo simulation model include the risk-free rate, expected volatility, expected dividends and the correlation coefficient.

The fair value of restricted stock grants is based on the closing market price of our stock on the date of grant less the expected dividend yield.

Earnings Per Share

Basic earnings per share is computed using net income and the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per share is computed using net income and the weighted-average number of common shares outstanding, including the effect of the potential issuance of common stock such as stock issuable pursuant to the exercise of stock options and warrants and vesting of RSUs using the treasury stock method when dilutive.

The following table sets forth the computation of basic and diluted earnings per share for the three and six months ended June 30, 2021 and 2020 (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(799)	$617	$(2,793)	$981

Earnings per share—basic and diluted	$(0.03)	$0.03	$(0.13)	$0.05

Weighted-average shares of common stock outstanding—basic	24,150	19,054	22,189	19,060
Weighted-average shares of common stock outstanding—diluted	24,150	19,352	22,189	19,336

Warranties and Indemnifications

We generally provide a refund period on direct-to-consumer sales, during which refunds may be granted to consumers under certain circumstances, including the inability to resolve certain support issues. For channel sales of

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warranties and Indemnifications (Continued)

our direct-to-consumer offering, the refund period varies by partner, but is generally between 5-14 days. For referral programs and direct transactions, the refund period is generally 5 days. For the majority of end-user software products, we provide a 30-day money back guarantee. For all channels, we recognize revenue net of refunds and cancellations during the period. Refunds and cancellations have not been material to date.

We generally agree to indemnify customers against legal claims that end-user software products infringe certain third-party intellectual property rights. As of June 30, 2021, we have not been required to make any payment resulting from infringement claims asserted against customers and have not recorded any related accruals.

Leases

We account for leases in accordance with ASC 842. We recognize operating and finance lease liabilities and corresponding right-of-use (“ROU”) assets on the condensed consolidated balance sheets and provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease ROU assets and short- and long-term lease liabilities in our condensed consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our condensed consolidated balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The implicit rate is used when readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We account for the lease and non-lease components as a single lease component.

We have entered into various non-cancelable operating lease agreements for certain offices and certain equipment. No leases have been entered in to and no leases have been renewed in the current quarter. The Louisville, Colorado office lease expired on April 30, 2021.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In August 2018, the FASB issued Accounting Standard Update (“ASU”) No. 2018-13, Changes to Disclosure Requirements for Fair Value Measurements (Topic 820) (ASU 2018-13), which improved the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements. We adopted the new standard effective January 1, 2020 and the standard did not have an impact on the consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. We adopted the new standard effective January 1, 2021. The adoption had an immaterial impact on the Company’s consolidated financial statements.

New Accounting Standards to be adopted in Future Periods

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The standard’s main goal is to improve financial reporting by requiring

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

earlier recognition of credit losses on financing receivables and other financial assets in scope. The effective date for smaller reporting companies is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We do not expect the new standard to have a material impact on the consolidated financial statements.

The Company reviewed all other recently issued, but not yet effective, accounting pronouncements and does not expect the future adoption of any such pronouncements will have a material impact on the consolidated financial statements.

NOTE 2. INCOME TAXES

We recorded an income tax provision of $25,000 and $42,000 for the three and six months ended June 30, 2021. The income tax provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, the estimate of the annual effective tax rate is updated, and if the estimated effective tax rate changes, a cumulative adjustment is made. There is a potential for volatility of the effective tax rate due to several factors, including changes in the mix of the pre-tax income and the jurisdictions to which it relates, changes in tax laws and settlements with taxing authorities and foreign currency fluctuations.

As of June 30, 2021, deferred tax assets are fully offset by a valuation allowance, except in those jurisdictions where it is determined that a valuation allowance is not required.

ASC 740, Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes historical operating performance, reported cumulative net losses since inception and difficulty in accurately forecasting our future results, we provided a full valuation allowance against net U.S. deferred tax assets and a partial valuation allowance against foreign deferred tax assets. We reassess the need for a valuation allowance on a quarterly basis. If it is later determined that a portion or all of the valuation allowance is not required, it generally will be a benefit to the income tax provision in the period such determination is made.

We do not anticipate a material change in the total amount or composition of our unrecognized tax benefits as of June 30, 2021.

NOTE 3. COMMITMENTS AND CONTINGENCIES

Contingencies

We account for contingent liabilities in accordance with ASC 450, Contingencies. This guidance requires management to assess potential contingent liabilities that may exist as of the date of the financial statements to determine the probability and amount of loss that may have occurred, which inherently involves an exercise of judgment. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. For loss contingencies considered remote, no accrual or disclosures are generally made.

Legal matters

Federal Trade Commission Consent Order. As previously disclosed, on December 20, 2016 the Federal Trade Commission (“FTC”) issued a confidential Civil Investigative Demand, or CID, requiring us to produce certain

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3. COMMITMENTS AND CONTINGENCIES (Continued)

documents and materials and to answer certain interrogatories relating to PC Healthcheck, an obsolete software program that we developed on behalf of a third party for their use with their customers. The investigation relates to us providing software like PC Healthcheck to third parties for their use prior to December 31, 2016, when we were under management of the previous Board and executive team. Since issuing the CID, the FTC has sought additional written and testimonial evidence. We have cooperated fully with the FTC’s investigation and provided all requested information. In addition, we have not used PC Healthcheck nor provided it to any customers since December 2016.

On March 9, 2018, the FTC notified us that it was willing to engage in settlement discussions. On November 6, 2018, Support.com and the FTC entered into a proposed Stipulation to Entry of Order for Permanent Injunction and Monetary Judgment (the “Consent Order”). The Consent Order was approved by the Commission on March 26, 2019 and entered by the U.S. District Court for the Southern District of Florida on March 29, 2019. Entry of the Consent Order by the Court resolved the FTC’s multi-year investigation of Support.com.

Pursuant to the Consent Order, under which we neither admitted nor denied the FTC’s allegations (except as to the Court having jurisdiction over the matter), the FTC agreed to accept a payment of $10 million in settlement of the matter, subject to the factual accuracy of the information we provided as part of our financial representations. The $10 million payment was made on April 1, 2019 and was recognized in operating expenses within our consolidated statements of operations for the year ended December 31, 2018.

Additionally, pursuant to the Consent Order, we agreed to implement certain new procedures and enhance certain existing procedures. For example, the Consent Order necessitates that we cooperate with representatives of the Commission on associated investigations if needed; imposes requirements on Support.com regarding obtaining acknowledgements of the Consent Order and compliance certification, including record creation and maintenance; and prohibits us from making misrepresentations and misleading claims or providing the means for others to make such claims regarding, among other things, detection of security or performance issues on consumer’s Electronic Devices. Electronic Devices include, but are not limited to, cell phones, tablets and computers. We continue to monitor the impact of the Consent Order regularly. If we are unable to comply with the Consent Order, then this could result in a material and adverse impact to the results of operations and financial condition.

Verizon Media. As previously disclosed, On March 22, 2010, the Company and AOL Fulfillment Services, who now does business as Verizon Media (“Verizon Media”), entered into a Fulfillment Services Promotion and Marketing Agreement (“Agreement”). The Agreement related to the development and sale of certain products and services. The Company sold software products to Verizon Media pursuant to the terms of the Agreement under two programs – SUPERAntiSpyware and Computer Check-Up. Verizon Media offered these software products to its end-customers. On May 24, 2019, the Company received a letter from Verizon Media providing notice that it wished to terminate the Agreement and work with the Company to wind-down all remaining subscriptions for both programs. The Company has wound-down all services under the Computer Check-Up program and the SUPERAntiSpyware program. In connection with the termination of the Computer Check-Up program, Verizon Media requested that the Company fund rebates to its end-customers who elect to accept a refund offer from Verizon Media. Although the Company, to date, has not agreed with this request, Verizon Media commenced its rebate program.

On November 15, 2019, the Company received a letter from Verizon Media informing the Company that, to date, Verizon Media has issued rebates totaling $2.6 million and requesting reimbursement of this amount from the Company (the “Dispute”). Subsequently, the parties entered into negotiations toward a settlement of any potential claims, which culminated in the execution of a Confidential Settlement and Release Agreement dated September 29, 2020, pursuant to which the Company issued a one-time payment to Verizon Media in exchange for a full and complete release from any claims related to or arising out of the Dispute. The Company admitted no liability and incurred no financial impact from the settlement, as the payment was funded by the Company’s insurance carrier.

Merger-Related Litigation. Since the announcement of the Merger Agreement, six lawsuits have been filed by alleged individual stockholders of the Company against the Company, the individual members of its Board of Directors and, in two of the cases, Greenidge and Merger Sub, in various U.S. federal district courts. A complete copy of each complaint has been filed as an exhibit to this quarterly report on Form 10-Q and is incorporated herein

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3. COMMITMENTS AND CONTINGENCIES (Continued)

by reference. Of these six complaints, two have been filed in the United States District Court for the District of Delaware: Stein v. Support.com, Inc. et al, Case No. 1:21-cv-00650-UNA, filed on May 5, 2021, and Bell v. Support.com, Inc. et al, Case No. 1:21-cv-00672-UNA, filed on May 7, 2021. Three of the other lawsuits have been filed in the United States District Court for the Southern District of New York: Broder v. Support.com, Inc. et al, Case No. 1:21-cv-04262-UNA, filed on May 12, 2021; Salerno v. Support.com, Inc. et al, Case No. 1:21-cv-04584, filed on May 21, 2021; and, Bowen v. Support.com, Inc. et al, Case No. 1:21-cv-04797, filed on May 28, 2021. The remaining lawsuit was filed in the United States District Court for the Eastern District of New York: Steinmetz v. Support.com, Inc. et al, Case No. 1:21-cv-02647-UNA, filed on May 11, 2021. The Company and the individual members of its board of directors are named as defendants in the Stein, Steinmetz, Broder, and Bowen complaints, and the Company, the individual members of its board of directors, Greenidge and Merger Sub are named as defendants in the Bell and Salerno complaints.

The lawsuits generally allege that the Form S-4 Registration Statement of Greenidge filed with the U.S. Securities and Exchange Commission in connection with the Merger on May 4, 2021 is misleading and/or omits certain material information. In addition, one of the lawsuits (Salerno) also alleges that the members of the Company’s board breached their fiduciary duties in negotiating and approving the Merger Agreement and that Greenidge and Merger Sub aided and abetted the Company directors’ alleged breaches of fiduciary duty. All six lawsuits seek, among other things, to enjoin the Merger, or, in the event that an injunction is not entered and the Merger closes, rescission of the Merger and unspecified money damages, costs and attorneys’ and experts’ fees. The Company believes each of these lawsuits is meritless and intends to defend against them vigorously.

On August 2, 2021, lawyers representing a seventh putative stockholder of the Company sent a demand letter seeking additional disclosures regarding the Merger and reserving their purported right to seek to enjoin the Merger.

On August 4, 2021, counsel for the plaintiff in the Bowen action indicated orally to counsel for the Company that he anticipates dismissing his lawsuit as moot, in light of the Company’s supplemental disclosures, and seeking a mootness fee.

On August 9, 2021, counsel for plaintiff Steinmetz voluntarily dismissed the Steinmetz action, and counsel for plaintiffs Stein and Bell indicated in a status report to the court that they expect to dismiss the Stein and Bell actions as moot following the stockholder vote on the Merger. The Company expects that these three plaintiffs likewise will seek mootness fees.

Other Matters

We have received and may in the future receive additional requests for information, including subpoenas, from other governmental agencies relating to the subject matter of the Consent Order and the Civil Investigative Demands described above. We intend to cooperate with these information requests and is not aware of any other legal proceedings against us by governmental authorities at this time.

We are also subject to other routine legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of business, potentially including assertions that we may be infringing patents or other intellectual property rights of others. We currently do not believe that the ultimate amount of liability, if any, for any pending claims of any type (alone or combined) will materially affect our financial position, results of operations or cash flows. The ultimate outcome of any litigation is uncertain; however, any unfavorable outcomes could have a material negative impact on our financial condition and operating results. Regardless of outcome, litigation can have an adverse impact on us because of defense costs, negative publicity, diversion of management resources and other factors.

Guarantees

We have identified guarantees in accordance with ASC 450, Contingencies. This guidance stipulates that an entity must recognize an initial liability for the fair value, or market value, of the obligation it assumes under the guarantee

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3. COMMITMENTS AND CONTINGENCIES (Continued)

at the time it issues such a guarantee and must disclose that information in our interim and annual financial statements. We have entered into various service level agreements with our partners, in which we may guarantee the maintenance of certain service level thresholds. Under some circumstances, if these thresholds are not met, we may be liable for certain financial costs. We evaluate costs for such guarantees under the provisions of ASC 450. We consider such factors as the degree of probability that we would be required to satisfy the liability associated with the guarantee and the ability to make a reasonable estimate of the resulting cost. During the three months ended June 30, 2021 and 2020, we did not incur any costs as a result of such obligations. We have not accrued any liabilities related to such obligations in the condensed consolidated financial statements as of June 30, 2021 and December 31, 2020.

NOTE 4. STOCKHOLDER’S EQUITY

During the six months ended June 30, 2021, 0.7 million shares of common stock were issued as a result of the exercise of stock options. During the six months ended June 30, 2020, 654 shares of common stock were issued as a result of the exercise of stock options.

During the six months ended June 30, 2021, 0.1 million shares of common stock were issued as a result of RSU releases. During the six months ended June 30, 2020, no shares of common stock were issued as a result of RSU releases.

During the six months ended June 30, 2021 and 2020, 0.1 million shares of common stock were issued under the ESPP.

During the six months ended June 30, 2021, in connection with the Merger Agreement (as defined above), the Company issued and sold approximately 3.9 million shares of the Company’s common stock to 210 Capital, LLC (“210 Capital”), pursuant to a stock subscription agreement with 210 Capital. Refer to Note 1 and Item 2 for additional transaction details regarding the Merger with Greenidge.

Stock Repurchase Program

On April 27, 2005, our Board of Directors (“Board”) authorized the repurchase of up to 666,666 outstanding shares of our common stock. As of June 30, 2021, the maximum number of shares remaining that can be repurchased under this program was 602,467. No shares were repurchased during the three months and six months ended June 30, 2021 and 2020, respectively. We do not intend to repurchase shares without further approval from the Board.

NOTE 5. STOCK-BASED COMPENSATION

Equity Compensation Plan

We adopted the 2010 Equity and Performance Incentive Plan (the “2010 Plan”), effective as of May 19, 2010. Under the 2010 Plan, the number of shares of Common Stock that may be issued will not exceed in the aggregate 1,666,666 shares of Common Stock plus the number of shares of common stock relating to prior awards under the 2000 Omnibus Equity Incentive Plan that expire, are forfeited or are cancelled after the adoption of the 2010 Plan, subject to adjustment as provided in the 2010 Plan. Pursuant to approval from our shareholders, the number of shares of common stock that may be issued under the 2010 Plan was increased by 750,000 shares of common stock in May 2013 and 333,333 shares in June 2016. No grants will be made under the 2010 Plan after the tenth anniversary of its effective date. At the 2020 Annual Meeting of Stockholders, our stockholders approved the amendment and restatement of the Second Amended and Restated 2010 Stock Plan (such plan, after the amendment and restatement is now the Third Amended and Restated 2010 Equity and Performance Incentive Plan, referred to herein as the “Restated Plan”). The purpose of amending the 2010 Stock Plan was (i) to increase the number of shares of common stock available for issuance under the Restated Plan by 2,000,000 shares, (ii) to extend the term of the 2010 Stock Plan, which otherwise expires on May 19, 2020, so that the Restated Plan will continue until terminated by the Board in its discretion, and (iii) to eliminate obsolete provisions while adding other provisions consistent with certain

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5. STOCK-BASED COMPENSATION (Continued)

compensation and governance best practices. As of June 30, 2021, approximately 4.0 million shares remain available for grant under the Restated Plan.

We adopted the 2014 Inducement Award Plan (the “Inducement Plan”), effective as of May 13, 2014. Under the Inducement Plan, the number of shares of common stock that may be issued will not exceed in the aggregate 666,666 shares of common stock. As of June 30, 2021, approximately 0.2 million shares remain available for grant under the Inducement Plan.

Employee Stock Purchase Plan

Effective May 15, 2011, our Board and stockholders approved an ESPP and reserved 333,333 shares of our common stock for issuance. The ESPP was established to advance our interests and our stockholders’ interests by providing an incentive to attract, retain and reward eligible employees and by motivating such persons to contribute to our growth and profitability. At the 2020 Annual Meeting of Stockholders, our stockholders approved a proposal amending and restating the 2011 ESPP to (i) increase the maximum number of shares of common stock available for future issuance under the ESPP by 1,000,000 shares, (ii) extend the term, which otherwise would have expired on May 15, 2021, so that the ESPP will continue until terminated by the Board in its discretion, and (iii) make certain other administrative changes.

The ESPP consists of six-month offering periods during which employees may enroll in the plan. Shares of common stock may be purchased under the ESPP at a price established by the Compensation Committee of the Board of Directors, provided that the price may not be less than eighty-five percent (85%) of the lesser of (a) the fair market value of a share of stock on the offering date of the offering period or (b) the fair market value of a share of stock on the purchase date. As of June 30, 2021, approximately 1.1 million shares remain available for issuance under the ESPP.

Stock-Based Compensation

In accordance with accounting guidance for stock-based compensation, payments in equity instruments for goods or services are accounted for by the fair value method. For the three and six months ended June 30, 2021 stock-based compensation expense was $0.2 million and $0.4 million, respectively. For the three and six months ended June 30, 2020 stock-based compensation expense was $0.1 million and $0.2 million, respectively.

As of June 30, 2021, $0.7 million of unrecognized compensation cost related to existing options was outstanding, which is expected to be recognized over a weighted average period of 2.43 years. As of June 30, 2021, $0.1 million of unrecognized compensation cost related to RSUs was outstanding, which is expected to be recognized within one year.

Stock Options

The following table represents the stock option activity for the six months ended June 30, 2021:

	Number of Shares (in thousands)	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	2,629	$1.64	8.79	$1,605
Granted	40	2.39	—
Exercised	(633)	1.68	—
Forfeited	(336)	1.71	—

Outstanding at June 30, 2021	1,700	$1.62	8.65	$3,821

Exercisable at June 30, 2021	327	$1.61	6.83	790

SUPPORT.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5. STOCK-BASED COMPENSATION (Continued)

Restricted Stock Units

The following table represents RSU activity for the three months ended June 30, 2021:

	Number of Shares (in thousands)	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	131	$2.05	0.7	$287
Granted	100	2.15
Released	(100)	$2.15
Forfeited	—	—

Outstanding at June 30, 2021	131	2.05	0.2	$504

Exercisable at June 30, 2021	—	—		—